Exhibit 10.1

November 30, 2021

Bethany L. Sensenig
35 Ryan Farm Rd
Windham, NH 03087

Dear Bethany,

On behalf of 9 Meters Biopharma, Inc. (the “Company”), I am very pleased to extend an offer of employment to you. We hope that you will accept this offer and look forward to having a mutually successful relationship with you. The purpose of this letter is to summarize the terms of your employment with the Company should you accept this offer.

If you accept this offer, you will be employed [on an effective to be agreed upon] to serve on a full-time basis in the position of Chief Financial Officer, responsible for the essential duties and responsibilities outlined in the CFO job description along with other duties from time to time assigned to you by the Company. You will be a member of the Company’s executive leadership team reporting to John Temperato, President and CEO of the Company. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and to not engage in any other business activities without prior approval of the Company.

1.Base Compensation. Your initial base salary will be $425,000 per year, paid in accordance with the customary payroll practices of the Company, and subject to all applicable federal, state, and local taxes and withholdings. Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year. Such base salary rate may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company. This is a salaried exempt position.

2.Reimbursement of Relocation Expenses. To support your relocation, the Company will reimburse you for reasonable moving expenses up to $70,000. Expenses will be reimbursed based upon submission of actual receipts. Reimbursement of certain expenses can be prepaid as deemed necessary with submission of actual receipts to be provided in a timely manner. In the event you voluntarily terminate your employment with the Company prior to the one-year anniversary of your start date, you agree to refund the relocation expenses provided by the Company.

3.Bonus. Provided the Board of Directors approves an annual bonus for any calendar year in which you are employed, you will be eligible for a target bonus of 40% of your earned salary. Earned salary does not include any compensation paid for temporary housing or travel. The bonus award, if any, will be based on both individual and corporate performance. In any event, you must be an active employee of the Company on the date the year-end bonus is distributed to be eligible for a bonus award.

4.Benefits. You will be offered the opportunity to participate in any medical, dental, retirement and other employee benefit plan the Company may offer to eligible employees from time to time, subject to the terms and conditions of those plans. Currently, the Company offers the following benefit programs:
Group Medical Dental
Vision

The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be added, changed, or discontinued by the Company in its discretion at any time without advance notice.

Full-time employees are eligible for Group Medical, Dental, and Vision Coverage as of their first day of employment, subject to the terms of the applicable plan. Although subject to change, the Company currently pays the entire monthly premium (100%) for employee coverage and eighty percent (80%) of the monthly premium for eligible family members.

5.Vacation and Holidays. During your first year of employment, you will be eligible to accrue a maximum of twenty (20) days of vacation per calendar year, subject to proration to your date of hire, and to be taken at such times as may be approved in the sole discretion of the Company. The vacation days shall accrue at the rate of 1.67 days per month that you are employed. Under our current policy, you may accrue and/or carry over up to 160 hours of accrued unused vacation from one calendar year to the next, and the Company will pay you for any accrued unused vacation at the time of your employment termination. You will also receive paid time off for Company-designated holidays in accordance with Company policy. You will not be paid in lieu of taking such holidays, nor can you carry over from year to year any holidays not taken.

6.Expense Reimbursement. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties on behalf of the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.

7.At-Will Employment. If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice. Nothing in this letter shall be construed as an agreement, either express or implied, to guarantee employment for any period of time or to pay you compensation or grant you any benefit beyond the end of your employment with the Company; however, if the conditions in Section 9 of this agreement are met, you will be eligible for Separation Pay. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO of the Company that expressly states the intention to modify the at-will nature of your employment.

8.Stock Options. Subject to approval of the Company’s Board of Directors, you will receive an award of stock options exercisable for 1,300,000 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will be equal to the fair market value of a share of the Company’s common stock determined in accordance with the Company’s Omnibus Plan (the “Plan”) on the date of grant. The Option will be subject to the terms and conditions outlined in the Plan and a grant notice and option agreement to be entered between you and the Company. The Option shall vest over a period of 4 years so long as you continue to be employed by the Company, with 25% vesting one year from the vesting commencement date and the balance vesting at the rate of 2.083% per month over the remaining 3 years. Further, the Option will vest in full in the event your employment is terminated by the Company other than for Cause within 6 months of a change of control of the Company.

9.Separation Pay. If the Company terminates your employment without Cause, provided that you execute and do not revoke a separation and release agreement in a form acceptable to the Company within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”), the Company shall pay the you an amount equal to: (a) six (6) months of your then-current base salary (less all applicable deductions) (the “Separation Pay”), and (b) six months of COBRA premiums for health, dental, and vision insurance coverage, payable in installments in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after you have executed and delivered to the Company the Release and the Release has become non-revocable. You will be eligible for complete Separation Pay provided if you have completed twelve (12) months of continued employment. If your employment is terminated without Cause prior to twelve (12) months of continued employment, then the Separation Pay shall be prorated. Should your employment terminate for any reason other than termination by the Company without Cause, including but not limited to your voluntary resignation or termination for Cause by the Company, you will not be eligible for Separation Pay.

For purposes of this offer letter, “Cause” shall be determined by the Company and shall mean:

a.Your material breach of the terms of this offer letter, or your material failure to diligently perform your duties for the Company; provided, however, that the Company must first provide you with written notice of the grounds under this subparagraph and a period of twenty (20) business days in which to cure such grounds;

b.Your unauthorized use of the Company’s tangible or intangible property (excluding incidental use) or your breach of the Proprietary Information Agreement (as defined herein) or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non- solicitation;

c.Your material failure to comply with material Company policies, applicable government laws, rules and regulations and/or directives of the CEO;

d.Your illegal use or abuse of any controlled substance, or your use of alcohol in any manner that materially interferes with the performance of your duties;

e.Your dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by you which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

f.Your failure to fully disclose any material conflict of interest that you may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

g.Any knowing and intentional adverse action or omission by you which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

10.Indemnification.

a.By the Employee. The Executive shall indemnify and hold harmless the Company, its directors, officers, stockholders, agents, and employees against all claims, costs, expenses, liabilities, and lost profits, including amounts paid in settlement, incurred by any of them as a result of Executive engaging in actions that constitute Cause under Section 9 of this offer letter or the breach by the Executive of any provision of the preamble of this letter.

b.By the Company. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts, intentional or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Proprietary Information Agreement. As an officer, the Executive will be covered under the Company’s by-laws and/or Directors & Officers insurance policy, to the same extent and amount as the President & CEO and the Board of Directors.

11.Proprietary Information Agreement. You will be required to sign a Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement (the “Proprietary Information Agreement”) as a condition of your employment. The form of the Proprietary Information Agreement, which is enclosed with this letter for your review, contains, among other provisions, non-disclosure, intellectual property assignment, return of Company property, non-competition, and non-solicitation covenants that apply to you both during your employment with the Company and following any termination of your employment with the Company.

12.Confidential Information. It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. In your work for the Company, you will be expected not to use or disclose any confidential information or trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is provided or developed by the Company. You agree not to bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. A violation of these requirements will lead to discipline up to and including termination of your employment.

13.Drug and Alcohol Testing. The Company reserves the right to require employees to be tested for drugs and alcohol in accordance with applicable law.

14.Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days following your start date, or our employment relationship with you may be terminated.

15.Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures as documented in the Company’s Employee Handbook. Violations of the Company’s policies may lead to discipline, up to and including immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time, subject to applicable law. Company employees should have no expectation of privacy regarding any Company premises, materials, resources or information.

16.Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or that is in any way inconsistent with the terms of this letter. Please let me know immediately if there are any restrictions that you have not disclosed to us, even if you believe such restrictions are unenforceable or not applicable. Your duties may change from time to time, depending upon the needs of the Company and your skills. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. North Carolina law (excluding choice of law provisions) will govern the resolution of any dispute under this letter, courts located in the State of North Carolina will have exclusive jurisdiction of any such dispute and you agree to submit to such jurisdiction.

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of the Company. This offer is contingent on you passing our pre-employment background and reference checks. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below.

On behalf of 9 Meters Biopharma, Inc.

    /s/ John Temperato
John Temperato – President and CEO

The foregoing correctly sets forth the terms of my at-will employment with 9 Meters Biopharma, Inc.

/s/ Bethany L. Sensenig
Signature

Bethany L. Sensenig
Name:

Date: 11/30/2021

Enclosures:    Proprietary Information Agreement